Exhibit 23
Consent of Independent Registered Public Accounting Firm
Fidelity National Information Services, Inc. Group Plans Committee:
We consent to the incorporation by reference in the Registration Statement (No. 333-64462) on Form S-8 of Certegy Inc. of our report dated June 26, 2007, relating to the statements of net assets available for benefits of Certegy Inc. 401(k) Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the December 31, 2006 annual report on Form 11-K of Certegy Inc. 401(k) Plan.
/s/ KPMG LLP
Jacksonville, Florida
June 26, 2007
Certified Public Accountant